                                                                    EXHIBIT 12.1

                          TENET HALTHCARE CORPORATION

                          STATEMENT RE: COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)


                                                                                                                     FOR THE NINE
                                                                                                                     MONTHS ENDED
                                                                                     FOR THE YEAR ENDED MAY 31,      FEBRUARY 28,
                                                                                  --------------------------------  --------------
                                                                                  1994  1995   1996   1997   1998    1998    1999
                                                                                  ----  ----  ------  ----  ------  ------  ------
Income from continuing operations before income taxes...........................  $304  $406  $  855  $ 26  $  647  $  664  $  627
Less: Equity in earnings (loss) of unconsolidated affiliates....................    27    43      25     1       5       4      (2)
Add:
  Cash dividends received from unconsolidated affiliates........................     3     8       6     5       4       3       3
  Portion of rents representative of interest...................................    41    53      76    79      89      67      67
  Interest, net of capitalized portion..........................................   157   251     425   417     464     344     360
  Amortization of previously capitalized interest...............................     4     4       4     4       5       4       4
                                                                                  ----  ----  ------  ----  ------  ------  ------
Income, as adjusted.............................................................   482   679   1,341   530   1,204   1,078   1,063
                                                                                  ----  ----  ------  ----  ------  ------  ------
                                                                                  ----  ----  ------  ----  ------  ------  ------
Fixed charges:
Interest, net of capitalized portion............................................   157   251     425   417     464     344     360
Capitalized interest............................................................     5     8      11    12      16      12      15
Portion of rents representative of interest.....................................    41    53      76    79      89      67      67
                                                                                  ----  ----  ------  ----  ------  ------  ------
Total fixed charges.............................................................  $203  $312  $  512  $508  $  569  $  423  $  442
                                                                                  ----  ----  ------  ----  ------  ------  ------
                                                                                  ----  ----  ------  ----  ------  ------  ------
Ratio of earnings to fixed charges:.............................................   2.4x  2.2x    2.6x  1.0x    2.1x    2.6x    2.4x